As filed with the Securities and Exchange Commission on May 19, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONTO INNOVATION INC.
(Exact name of registrant as specified in its charter)
Delaware	94-2276314
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
16 Jonspin Road, Wilmington, Massachusetts 01887
(Address of principal executive offices) (Zip code) ONTO INNOVATION INC. 2020 STOCK PLAN ONTO INNOVATION INC. 2020 EMPLOYEE STOCK PURCHASE PLAN (Full title of the plans)

Robert A. Koch
Vice President, General Counsel and Secretary
Onto Innovation Inc.

16 Jonspin Road

Wilmington, MA 01887

(978) 253-6200

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company, “and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Onto Innovation Inc. 2020 Stock Plan	4,528,717 (3)	$30.29	$137,160,213.23	$17,803.40
Common Stock, par value $0.001 per share, reserved for issuance pursuant to the Onto Innovation Inc. 2020 Employee Stock Purchase Plan	1,500,000	$30.29	$45,435,000.00	$5,897.46
Total	6,028,717	$30.29	$182,595,213.23	$23,700.86

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution from stock splits, stock dividends or similar transactions.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee of shares of the Registrant’s Common Stock reserved for future issuance under the Onto Innovation Inc. 2020 Stock Plan (“2020 Plan”) and Onto Innovation Inc. 2020 Employee Stock Purchase Plan (“2020 ESPP”). The price per share and aggregate offering price are calculated on the basis of (a) $18.40, the weighted average exercise price of the 1,230 shares subject to outstanding stock option grants under the Nanometrics Incorporated 2005 Equity Incentive Plan and (b) $30.29, the average of the high and low sale prices of the Registrant’s Common Stock on the New York Stock Exchange on May 14, 2020, in accordance with Rule 457(c) under the Securities Act for the 6,027,487 shares issuable under the 2020 Plan, which are not subject to outstanding options.

(3)

Represents shares of Common Stock, par value $0.001 per share (“Common Stock”), that are or may become available for issuance under 2020 Plan, consisting of (a) 3,500,000 newly authorized shares available for issuance under the 2020 Plan and (b) 1,028,717 shares subject to awards and stock options that are currently outstanding under the Nanometrics Incorporated 2005 Equity Incentive Plan or the Rudolph Technologies, Inc. 2018 Stock Plan that may become available future issuance under the 2020 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans or agreements, as applicable, covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans or agreements, as applicable, covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, Onto Innovation Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities Exchange Commission (the “SEC”) on February 25, 2020 (File No. 001-39110);

(b)

Portions of the Registration’s definitive proxy statement on Schedule 14A, filed with the SEC on April 3, 2020 (File No. 001-39110), that are incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 28, 2020, filed with the SEC on May 5, 2020 (File No. 001-39110);

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 22, 2020 (as amended on January 27, 2020), January 27, 2020, March 23, 2020 and May 14, 2020; and

(d)	A description of the Common Stock set forth in the Registration Statement on Form 8-A, filed with the SEC on October 25, 2019 (File No. 001-39110).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no document or portion thereof, or exhibit to a document, that is “furnished” to the Commission, including under Item 2.02 or 7.01 of Form 8-K, prior to, on or subsequent to the date hereof, shall be incorporated herein by reference.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the Common Stock being registered pursuant to this Registration Statement has been passed upon by Robert A Koch, Vice President, General Counsel and Secretary of the Registrant. Mr. Koch owns shares of the Registrant’s Common Stock, owns Restricted Stock Units and Performance Stock Units with respect to the Registrant’s Common Stock and is eligible to participate in the 2020 Plan and the 2020 ESPP.

Item 6. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity, against all liability and loss suffered and expenses reasonably incurred by such person in connection with such proceeding. The Registrant’s amended and restated bylaws further provide for the advancement of expenses to each of its officers and directors.

The Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

The Registrant also maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not the Registrant would have the power to indemnify such person against such liability under the DGCL or the provisions of the Registrant’s amended and restated certificate of incorporation.

In addition, under the Agreement and Plan of Merger, dated as of June 23, 2019, by and among the Registrant (f/k/a Nanometrics Incorporated), Rudolph Technologies, Inc. (“Rudolph”) and PV Equipment Inc. (“Merger Sub”), pursuant to which Merger Sub merged with and into Rudolph (the “Merger”) on October 25, 2019, with Rudolph surviving the Merger as a wholly owned subsidiary of the Registrant (the “Surviving Corporation”), and subject to applicable law, from the effective time of the Merger (the “Effective Time”) through October 25, 2025, each of the Registrant and the Surviving Corporation will, jointly and severally, indemnify and hold harmless each person who was, as of the date of the Merger Agreement, or had been at any time prior to such date, or who became prior to the Effective Time, a director or officer of the Registrant, Rudolph or any of their respective subsidiaries (collectively, the “indemnified parties”), against any costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each indemnified party to the fullest extent provided pursuant to the applicable governing documents of the Registrant, Rudolph or either of their respective subsidiaries, or any indemnification agreements in existence on the date of the Merger Agreement with the Registrant, Rudolph or either of their respective subsidiaries, as long as such indemnified party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such indemnified party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of the Registrant, Rudolph, or any of their subsidiaries, as applicable, or as an officer, director, employee or other fiduciary of any other person if such service was at the request or for the benefit of the Registrant, Rudolph or any of their subsidiaries, as applicable, to the fullest extent provided pursuant to the governing documents of the Registrant, Rudolph or their subsidiaries, as applicable, or any indemnification agreements in existence on the date of the Merger Agreement with the Registrant, Rudolph or either of their respective subsidiaries. Pursuant to the Merger Agreement, all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, existing on the date of the Merger Agreement in favor of the indemnified parties, as provided in the respective certificates of incorporation or bylaws (or comparable organizational documents) of the Registrant and Rudolph, or in any agreement, survived the Merger and the other transactions contemplated by the Merger Agreement and continued in full force and effect following the Effective Time.

Further, pursuant to the Merger Agreement, for a period of six years following Effective Time, the provisions of the Surviving Corporation’s certificate of incorporation and bylaws will contain provisions at least as favorable as the provisions relating to the indemnification, advancement of expenses and elimination of liability for monetary damages set forth in the certificate of incorporation and bylaws of Rudolph and the Registrant immediately before the Effective Time.

The Registrant has also entered into indemnification agreements with each of the Registrant’s directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and by the Registrant’s amended and restated certificate of incorporation or amended and restated bylaws.

Item 7. Exemption from Registration Claimed

            Not applicable.

Item 8. Exhibits

4.1

Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39110) filed on October 28, 2019).

4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39110) filed on January 27, 2020).

5.1Opinion of Robert A. Koch as to legality of securities being registered.

10.1	Onto Innovation Inc. 2020 Stock Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39110) filed on May 14, 2020.

10.2Onto Innovation Inc. 2020 Employee Stock Purchase Plan.

23.1Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2Consent of Robert A. Koch (contained in Exhibit 5.1).

Item 9. Undertakings

(a)     The undersigned registrant hereby undertakes:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, Commonwealth of Massachusetts, on May 19, 2020.

Onto Innovation Inc.

Date: May 19, 2020	By: /s/ Robert A. Koch
Robert A. Koch VP, General Counsel & Secretary

Pursuant to the requirements of the Securities Act of 1933, this Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael P. Plisinski	Chief Executive Officer and Director	May 19, 2020
Michael P. Plisinski	(Principal Executive Officer)

/s/ Steven R. Roth	Senior Vice President and Chief Financial Officer	May 19, 2020
Steven R. Roth	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jeffrey A. Aukerman	Director	May 19, 2020
Jeffrey A. Aukerman

/s/ Leo Berlinghieri	Director	May 19, 2020
Leo Berlinghieri

/s/ Edward J. Brown, Jr.	Director	May 19, 2020
Edward J. Brown, Jr.

/s/ Vita A. Cassese	Director	May 19, 2020
Vita A. Cassese

/s/ Robert G. Deuster	Director	May 19, 2020
Robert G. Deuster

/s/ David B. Miller	Director	May 19, 2020
David B. Miller

/s/ Bruce C. Rhine	Director	May 19, 2020
Bruce C. Rhine

/s/ Christopher A. Seams	Director	May 19, 2020
Christopher A. Seams

/s/ Christine A. Tsingos	Director	May 19, 2020
Christine A. Tsingos